Exhibit 99.1

For Release at 7:00 AM Eastern on November 3, 2010

DSW INC. ANNOUNCES 2010 THIRD QUARTER SALES RESULTS;
RAISES FISCAL 2010 ANNUAL EARNINGS OUTLOOK

•	Third quarter comparable store sales increased 10.1%.

•	The Company now estimates an annual comparable store sales increase of approximately 11% and annual diluted earnings per share of approximately $2.20 to $2.30 for fiscal 2010, up from $1.23 in fiscal 2009.

COLUMBUS, Ohio, November 3, 2010 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net sales for the third quarter ended October 30, 2010 increased to $489.3 million compared with $444.6 million for the quarter ended October 31, 2009. Same store sales increased 10.1% for the comparable period versus an increase of 8.7% last year.

Net sales for the thirty-nine week year-to-date period ended October 30, 2010 increased to $1.35 billion compared with $1.20 billion for the thirty-nine week year-to-date period ended October 31, 2009. Same store sales increased 12.6% for the comparable period versus an increase of 0.4% last year.

The Company now estimates an annual comparable store sales increase of approximately 11% and annual diluted earnings per share of approximately $2.20 to $2.30 for fiscal 2010. This is updated from the Company’s previous estimate of an annual comparable store sales increase of approximately 7% to 9% and annual diluted earnings per share of approximately $1.80 to $1.95 for fiscal 2010. Fiscal 2009 annual diluted earnings per share were $1.23.

About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of November 3, 2010, DSW operated 313 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 351 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; the success of dsw.com; RVI’s lease of an office facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Source: DSW Inc.          CONTACT: Investor Relations for DSW Inc., 1-614-872-147